EXHIBIT 99.2

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                                    [LOGO]      SUN
                                         Bancorp, Inc.

**** FOR IMMEDIATE RELEASE ***                                     PAGE 1 OF 2

FOR MORE INFORMATION, CONTACT:  Robert F. Mack (609) 691-7700

SUN BANCORP, INC. TO ACQUIRE DEPOSITS OF THREE ORITANI SAVINGS BRANCHES

Vineland, NJ..........................February 25, 1997

Bernard A. Brown, Chairman and Philip W. Koebig, III, Executive Vice President of Sun Bancorp, Inc., the Vineland New Jersey parent holding company of Sun National Bank, announced today that Sun National Bank has signed a definitive agreement to purchase the deposits of three branches from Oritani Savings Bank, SLA, Hackensack, NJ. The branches are located in the Camden County communities of Clementon, Lindenwold and Merchantville, New Jersey and have approximately $33 million in deposits.

"We are very pleased for this opportunity to extend our presence in Camden County," commented Brown. "With the purchase of these branches and our previously announced purchase of four branches from First Union National Bank, Sun will have twenty-five financial service centers serving southern New Jersey," he added.

"Sun prides itself in being a community bank that responds to its customers' needs," remarked Koebig, who also serves as President and Chief Executive Officer of Sun National Bank. "This is an exciting opportunity to offer our new customers a wide range of products and services, while also giving them the personalized attention of a community bank."

                                    - MORE -

P.O. Box 849 - 226 Landis Avenue - Vineland, New Jersey 08360 - (609) 691-7700


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                                                        [LOGO]  SUN
                                                                 Bancorp, Inc.

SUN BANCORP, INC. TO ACQUIRE DEPOSITS OF THREE ORITANI SAVINGS BRANCHES

Page 2 of 2                                             February 25, 1997


Koebig also remarked that this will be the sixth in a series of purchases during the past two-and-one- half years that have continued to fulfill Sun's strategic growth goals. During that period of time, the total assets of Sun will have grown from $113 million in 1994 to total assets in excess of $540 million following the completion of the transaction.

The branch purchase is subject to regulatory approval and is expected to close during the third quarter of 1997. Once the transaction has been completed, all branch employees will be retained by Sun National Bank.

Sun National Bank currently has nineteen financial service centers in Atlantic, Burlington, Cape May, Cumberland, Mercer and Ocean counties, New Jersey, servicing the retail and commercial markets. Its deposits are insured by the F.D.I.C.

In December 1996, Sun announced that it had signed a definitive agreement to purchase four branches of First Union National Bank that had total deposits of approximately $75 million. The First Union transaction is expected to be completed during the second quarter of 1997.

Sun Bancorp, Inc. is listed on the Nasdaq Small Cap Market under the symbol SNBC. Sun's market makers are Wheat First Butcher Singer; M.A. Schapiro & Co., Inc. and Janney Montgomery Scott.

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